Exhibit 99.1

For further information, contact:	Media inquiries, contact Great Ink
John Towle, Chief Marketing Officer	(212) 741-2977
Cole Real Estate Investments	Mitchell Breindel - mitchell@greatink.com
jtowle@colecapital.com	Roxanne Donovan - roxanne@greatink.com
Leslie LeCount - leslie@greatink.com

COLE REAL ESTATE INVESTMENTS ACQUIRES MICROSOFT BING HQ
IN ONE OF THE LARGEST REAL ESTATE TRANSACTIONS OF 2010

PHOENIX, AZ: (July 12, 2010) – Cole Real Estate Investments (Cole), one of the nation’s most active buyers of core, income-producing commercial real estate assets, announced it has acquired City Center Plaza, a 583,179 square-foot, Class A office tower in Bellevue, Washington.  City Center Plaza is 96% leased through 2024 to Microsoft, one of the world’s leading consumer brands with the highest possible credit rating of AAA. The announcement was made by Marc Nemer, president of Cole Real Estate Investments.

The all-cash, $310 million acquisition from Beacon Capital Partners is one of the largest real estate transactions in the United States in 2010. According to Tom Roberts, head of real estate for Cole, “It is a rare opportunity for a property such as this to become available, and we are pleased to have this asset in our portfolio. This acquisition exactly fits Cole’s core property investment parameters: high quality real estate, occupied by a single tenant with exceptional credit under a long-term net lease, providing a stable stream of income.”  Cole expects the average capitalization rate for this property over Microsoft’s remaining initial lease term to be approximately 7.70%.  Additionally, Cole is currently in discussions with a lender for a possible $156 million loan secured by the property with a fixed interest rate of 3.99% per annum and an anticipated maturity date of July 2015.  Due to the favorable terms of the potential loan, Cole expects it to have a positive impact on the property’s investment return.

The Eastdil Secured brokers representing the seller in the transaction were Jeffrey Weber, senior managing director; Stephen Van Dusen, managing director and Jason Flynn, director. Representing Cole was Kim Kundrak, chief acquisitions officer, and Boyd Messmann, vice president of acquisitions.

Constructed in 2008, the office tower, home to Microsoft’s Bing division, has the distinction of LEED Gold certification and boasts substantially above standard building systems. Microsoft has made a significant investment above the landlord’s tenant improvement allowance of $43 million to upgrade the facility to meet the needs of a high-technology, mission critical, “headquarters quality” asset.
City Center Plaza’s prominent location at the entrance to the Bellevue CBD offers exceptional access to freeways and is adjacent to the Bellevue Transit Center, the city’s main public transportation hub. Bellevue has benefitted from tremendous tenant demand due to its high quality office inventory, excellent retail base, and immediate proximity to Puget Sound’s preferred residential neighborhoods. Market rents in the Bellevue CBD have also held much firmer than other major West Coast markets, pointing to the resiliency and strong demand generators of this downtown location for a quality asset.

Year-to-date, Cole has acquired more than $1 billion of high-quality commercial real estate, including retail, office and industrial properties across the United States.

About Cole Real Estate Investments

Founded in 1979, Cole Real Estate Investments is one of the most active investors and owners of core real estate assets, managing one of the country’s largest portfolios of retail properties.  Cole primarily targets net leased single tenant and multi-tenant retail properties under long-term leases with high credit quality tenants, as well as, single tenant office and industrial properties. Cole executes a conservative investment and financing strategy designed to provide investors with the opportunity for stable current income and capital appreciation.  Today, Cole Real Estate Investments owns or manages 32 million square feet of commercial real estate in 45 states with a combined acquisition cost of more than $6 billion.

***